 Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of October 27, 2015 (the “Effective Date”), is made by and between Lindblad Expeditions Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and John T. McClain (“Executive”) (collectively Executive and the Company are referred to herein as the “Parties”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive effective as of the Effective Date (as defined below) and thereafter by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a)          General. Effective as of the Effective Date, the Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)          Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Executive’s first day of active employment with the Company (the “Effective Date”), and ending on the fourth anniversary thereof, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either Party gives written notice of non-renewal to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c)          Position and Duties. Executive shall serve as the Chief Financial Officer of the Company, with such responsibilities, duties and authority normally associated with such position and such additional responsibilities, duties and authority as may from time to time be assigned to Executive by the Chief Executive Officer of the Company or by the Board of Directors of the Company or an authorized committee thereof (in any case, the “Board”). Executive shall report directly to the Chief Executive Officer of the Company. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries) and shall not engage in outside business activities without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in charitable, religious, civic, community, industry or trade organizations or associations, (iii) serve on the board of directors of not-for-profit or tax-exempt organizations and (iv) with the prior approval of the Board (not to be unreasonably withheld), serve on the board of directors and the committees thereof of not more than two (2) public corporations, provided that approval for Executive’s continued service on the boards of directors and committees thereof of Lands’ End, Inc. and Seritage is deemed granted hereby, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company applicable to executive officers as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.	Compensation and Related Matters.

(a)          Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $425,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and its subsidiaries (but in no event less frequently than semi-monthly) and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be adjusted upwards) from time to time by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (such annual base salary, as it may be adjusted upwards from time to time, the “Annual Base Salary”). All amounts paid to Executive under this Agreement shall be in U.S. dollars.

(b)          Bonus. During the Term and beginning with calendar year 2015, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee. Executive’s annual compensation under such incentive program (the “Annual Bonus”) shall be targeted at 75% of his Annual Base Salary (the “Target Bonus”). The Annual Bonus will scale upward and downward based on individual and/or actual Company performance, as determined by the Board or the Compensation Committee. The payment of any Annual Bonus pursuant to the incentive program shall be subject to any applicable performance determinations as may be made annually by the Board or the Compensation Committee, and Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4(b) or Section 4(c). The Annual Bonus, if any, shall be paid to Executive no later than seventy five (75) days following the end of the calendar year to which the Annual Bonus relates. Any Annual Bonus earned for calendar year 2015 shall be prorated to reflect the partial year of service.

(c)          Equity Compensation. On the Effective Date, Executive will be granted an option (the “Option”) to purchase 300,000 shares of the Company’s common stock, pursuant to the terms of the Company’s 2015 Long-Term Incentive Plan (the “Plan”) and a separate stock option agreement that will be entered into with Executive. The Option shall have a ten year term, vest in equal installments on the first four anniversaries of the Effective Date, and shall not be subject to any performance-based or other conditions (except as set forth in the Plan or the stock option agreement). The per share exercise price of the Option will be equal to the closing price of the common stock on the NASDAQ Stock Market on the Effective Date. In addition, during the Term, Executive will be eligible to participate in and may receive additional awards under any of the Company’s equity incentive award plans and programs as in effect from time to time, with any new equity incentive grants made in the sole discretion of the Board or Compensation Committee and with the expectation that Executive will receive an annual equity incentive grant under such equity incentive award plans or programs of the Company. The grant date fair value of Executive’s annual equity incentive grant shall be targeted at 100% of his Annual Base Salary, it being understood that all equity incentive grants are made in the sole discretion of the Board or Compensation Committee and may vary year-to-year based on benchmarking, performance or other considerations as may be determined by the Board or Compensation Committee in its discretion. In the event that the first annual equity incentive grant for the Company’s executives generally occurs prior to the first anniversary of the Effective Date, the grant date fair value of Executive’s equity incentive grant shall be prorated to reflect the partial year of service.

(d)          Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements (including perquisite and fringe benefit arrangements) maintained for senior executives of the Company (including, effective on the Effective Date, medical, dental, life insurance, disability, paid time off and 401(k) plans), consistent with the terms thereof, on a basis consistent with the participation of senior executives of the Company, and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

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(e)          Vacation. During the Term, Executive shall be entitled to a minimum of twenty (20) days annually of paid vacation in accordance with the Company’s Policies.

(f)          Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy and in compliance with Section 12(m).

3.	Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)	Circumstances.

(i)          Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)         Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)        Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)        Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v)         Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)        Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason, other than Good Reason, or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(b)          Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, except in the case of a termination pursuant to Section 3(a)(iii), shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided that the Company may, in its sole discretion, instruct Executive to remain off the Company’s premises and perform no Company functions from the date of such Notice of Termination through the Date of Termination, but only to the extent that the Company pays Executive full compensation and benefits during such period. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

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(c)          Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(f); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA), as specifically provided herein, or with respect to any of Executive’s equity-related compensation (which, for the avoidance of doubt, shall be governed by the terms and conditions of the applicable equity compensation plans and agreements), all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) and Section 4, as applicable.

(d)          Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.	Severance Payments.

(a)          Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)          Termination without Cause or Resignation for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or before the 21st day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)           an amount in cash equal to 1.0 times the sum of (A) Annual Base Salary (at the highest level in effect during the Term) plus (B) the average Annual Bonus over the prior three years or such shorter period as Executive has been employed by the Company (provided that, if Executive has not yet received an Annual Bonus or an Annual Bonus with respect to a full year of employment under the Company’s annual incentive program on the Date of Termination, such amount will be equal to the Target Bonus), payable in the form of salary continuation in regular installments over the 12-month period following the Date of Termination in accordance with the Company’s normal payroll practices;

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(ii)          if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on the Date of Termination and ending 12-months following the Date of Termination. Notwithstanding the foregoing, if the Company determines that it cannot provide the benefit required by this Section 4(b)(ii) without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a monthly payment in an after-tax amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage; and

(iii)         any unvested equity or equity-based awards granted to Executive under any of the Company’s equity incentive award plans or programs that would have vested during the 12-month period following the Date of Termination shall become vested, provided that, unless a provision more favorable to Executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions (“Performance Equity Awards”) shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

(c)          Change in Control. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, within one year following the date of a Change in Control, then, subject to Executive signing on or before the 21st day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, the Release, and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following in lieu of the severance payments and benefits set forth in Section 4(b):

(i)           an amount in cash equal to 2.0 times the sum of (A) Annual Base Salary (at the highest level in effect during the Term) plus (B) the average Annual Bonus over the prior three years or such shorter period as Executive has been employed by the Company (provided that, if Executive has not yet received an Annual Bonus or an Annual Bonus with respect to a full year of employment under the Company’s annual incentive program on the Date of Termination, such amount will be equal to the Target Bonus), payable in the form of salary continuation in regular installments over the 24-month period following the Date of Termination in accordance with the Company’s normal payroll practices;

(ii)          if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s or its successor’s group medical, dental or vision plans pursuant to COBRA, then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on the Date of Termination and ending 24-months following the Date of Termination. Notwithstanding the foregoing, if the Company determines that it cannot provide the benefit required by this Section 4(c)(ii) without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a monthly payment in an after-tax amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage; and

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(iii)         all unvested equity or equity-based awards granted to Executive under any of the Company’s equity incentive award plans or programs shall immediately become 100% vested, provided that, with respect to any Performance Equity Award, vesting of such award may remain subject to attaining applicable performance goals to the extent the relevant performance goals (which performance goals shall be reviewed and may be adjusted by the Board (as constituted prior to the Change in Control) as applicable to reflect the Change in Control transaction) continue to apply following the Change in Control.

(d)          Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 10 and Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.	Parachute Payments.

(a)          It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4(b) and Section 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)          The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

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(c)          All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6.          Competition; Non-disparagement. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)          Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with any portion of the Business (as defined below) anywhere in the world. Nothing herein shall prevent Executive from engaging in any activity with a non-competitive division of an entity engaged in a business that competes with the Company; provided that none of Executive’s activities in respect of such non-competitive division would reasonably be expected to cause Executive to otherwise breach his obligations under this Section 6 in respect of the entity engaged in a business that competes with the Company. In addition, nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)          Except in furtherance of his duties hereunder during the Term, Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit any customers, clients or suppliers of the Company or (ii) solicit, with respect to hiring, any employee or independent contractor of the Company or any person employed or engaged by the Company at any time during the 12-month period immediately preceding the Date of Termination.

(c)          In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

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(d)          As used in this Section 6, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business is conducted as of the Effective Date or may be expanded or altered by the Company during the Term, in any case that represents more than 10% of the Company’s gross annual revenues, and shall include any type of marine-based expeditions; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date 24 months following the Date of Termination.

(e)          Each Party to this Agreement (which, in the case of the Company, shall include its officers and the members of the Board) agrees, during the Term and thereafter, to refrain from Disparaging (as defined below) the other Party and its affiliates. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person or entity being disparaged.

7.	Nondisclosure of Proprietary Information.

(a)          Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) or (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party known by Executive to be breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)          Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes, provided that Executive may retain his compensation-related information, personal journal and rolodex, address book, appointment book, calendar and/or contact list.

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(c)          Notwithstanding Section 7(a), Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s sole expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)          As used in this Section 7 and Section 8, the term “Company” shall include the Company and its direct and indirect subsidiaries.

(e)          Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

8.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during Executive’s period of service with the Company or its subsidiaries or its or their predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and in all instances at the Company’s sole expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 could cause irreparable damage to Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

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10.	Assignment and Successors.

None of the Company’s rights or obligations may be assigned or transferred by the Company, except that the Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.	Certain Definitions.

(a)          Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon Executive’s:

(i)           willful misconduct and mismanagement by Executive that is materially injurious to the Company;

(ii)          refusal in any material respect to carry out or comply with any lawful and reasonable written directive of the Board consistent with the terms of this Agreement;

(iii)         conviction, plea of no contest, or plea of nolo contendere for any felony;

(iv)         unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its subsidiaries’) premises while performing Executive’s duties and responsibilities under this Agreement;

(v)          commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to the Company or any of its affiliates;

(vi)          material violation of any provision of this Agreement or a material Policy; or

(vii)         willful or prolonged, and unexcused, absence from work (other than by reason of Executive’s Disability).

For purposes of this definition, an action or inaction is only “willful” if it is done or omitted by Executive without a good faith belief that such action or inaction is in the best interests of the Company.

Notwithstanding the foregoing, no termination for Cause will have occurred unless and until the Company has: (a) provided Executive, within thirty (30) days of the Company first becoming aware of the facts or circumstances constituting Cause, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within thirty (30) days after the receipt of such notice. Any termination for Cause must occur within ninety (90) days of the Company first becoming aware of the facts or circumstances constituting Cause.

(b)          Change in Control. “Change in Control” shall have the meaning set forth in the version of the Company’s 2015 Long-Term Incentive Plan in effect on the Effective Date.

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(c)          Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi), the date indicated in the Notice of Termination.

(d)          Disability. “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of one hundred and eighty (180) days during any three hundred and sixty five (365) day period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers, and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld, delayed or conditioned. Any refusal by Executive to submit to a reasonable medical examination at the Company’s sole expense for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e)          Good Reason. Executive’s resignation will be for “Good Reason” if Executive resigns following the occurrence of any of the following events: (i) a decrease in Executive’s Annual Base Salary (from the highest level in effect during the Term); (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a requirement that Executive report to other than the Chief Executive Officer of the Company and the Board; (iv) a relocation of the location at which Executive is required primarily to perform his services for the Company outside the Borough of Manhattan within the City of New York; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within ninety (90) days of Executive’s first knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

12.	Miscellaneous Provisions.

(a)          Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in the Borough of Manhattan within the City of New York, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

(b)          Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)          Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company, the Chief Executive Officer or the General Counsel at its headquarters,

and copies to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan and Adam Kestenbaum

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(ii)          If to Executive, at the last address that the Company has in its personnel records for Executive.

(iii)         At any other address as any Party shall have specified by notice in writing to the other Party.

(d)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or email shall be deemed effective for all purposes.

(e)          Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)          Certain Indemnity Rights; D&O Coverage. During and after the Term, the Company shall (i) provide Executive with directors’ and officers’ liability insurance coverage at least as favorable as that applicable to any then-current chief executive officer of the Company, and (ii) indemnify Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or his legal representatives in connection with any suit, action or proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any of its subsidiaries.

(g)          Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)          No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)          Construction. This Agreement shall be deemed drafted equally by both Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (c) “includes” and “including” are each “without limitation”; (d) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

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(j)          Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York, New York. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) the Company will pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses. The arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award and shall in all events award Executive his reasonable fees and costs (including the reasonable fees and expenses of his counsel) if Executive prevails on one or more substantive issues in the arbitration. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(k)          Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that the economic benefit to any Party is not diminished by such replacement.

(l)          Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

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(m)	Section 409A.

(i)          General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)          Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) and Section 4(c) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)          Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A delay period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)          Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (C) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)          Installments. Executive’s right to receive any installment payments under this Agreement, including any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax, interest or penalties pursuant to Section 409A.

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13.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Sven-Olof Lindblad
Sven-Olof Lindblad
President and CEO

EXECUTIVE

By:	/s/ John T. McClain
John T. McClain

[Signature Page to Employment Agreement]

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is made by and between John T. McClain (“Executive”) and Lindblad Expeditions Holdings, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of October 27, 2015 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates, but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities, (ii) Executive’s right to indemnification or directors’ and officers’ liability insurance pursuant to contract or applicable law or, (iii) Executive’s rights under this Agreement or under the Employment Agreement that expressly survive by its terms ((i) through (iii), collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4(b) and Section 4(c) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.           Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) or Section 4(c), as applicable, of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.           Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)          any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;

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(b)          any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)          any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)          any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)          any and all claims for violation of the federal or any state constitution; and

(f)           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c), Section 4(b) or Section 4(c) of the Employment Agreement or any rights you may have in your capacity as an equityholder in the Company.

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3.           Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Chief Executive Officer or General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.           Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.           No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.           Governing Law; Notice; Counterparts; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 12(a), (c), (d) and (j) of the Employment Agreement.

7.          Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the Effective Date shall be the date on which Executive signs this Agreement.

8.           Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees to the extent set forth in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:	John T. McClain

COMPANY

Dated:	By:
Name:
Title:

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